SEWARD & KISSEL LLP
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                                                   August 31, 2007




ACM Municipal Securities Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Alliance National Municipal Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

     Re:       Acquisition of the Assets and Assumption of the
               Liabilities of ACM Municipal Securities Income Fund, Inc. by Alliance National Municipal Income Fund, Inc.
               ---------------------------------------------------------

Ladies and Gentlemen:

                                I. Introduction

     We have acted as counsel to ACM Municipal Securities Income Fund, Inc., a Maryland corporation ("Municipal Securities"), and Alliance National Municipal Income Fund, Inc., a Maryland corporation ("National Municipal"), in connection with the Acquisition provided for in the Agreement and Plan of Acquisition and Liquidation among Municipal Securities, National Municipal and AllianceBernstein L.P. (the "Adviser"), dated as of November 20, 2006 (the "Plan"). Pursuant to
Section 8(e) of the Plan, Municipal Securities and National Municipal have requested our opinion as to certain of the United States federal income tax consequences to National Municipal, Municipal Securities and the stockholders of Municipal Securities ("Municipal Securities Stockholders") in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts

     Each of Municipal Securities and National Municipal is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

     The Plan and the Acquisition have been approved by the Board of Directors of Municipal Securities and the Board of Directors of National Municipal. The terms and conditions of the Acquisition are set forth in the Plan.

     Pursuant to the Plan, Municipal Securities will transfer all of its Assets to National Municipal in exchange for shares (including fractional shares and cash in lieu of certain fractional shares(1)) of National Municipal ("National Municipal Shares") and the assumption by National Municipal of all the Liabilities of Municipal Securities existing on or after the Effective Time of the Acquisition. At the Closing Date or as soon as reasonably practicable thereafter, Municipal Securities will liquidate and distribute all of the National Municipal Shares (and cash in lieu of fractional shares) that it received in connection with the Acquisition to those then former Municipal Securities Stockholders in exchange for all of the then outstanding shares of Municipal Securities ("Municipal Securities Shares"). Upon completion of the Acquisition, each such former Municipal Securities Stockholder will be the owner of full and fractional National Municipal Shares (and cash in lieu of fractional shares) equal in net asset value as of the Closing Date to the net asset value of the Municipal Securities Shares such stockholder held prior to the Acquisition. Pursuant to the Plan, Municipal Securities will bear any expenses incurred in connection with the Acquisition.

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(1)  Municipal Securities Stockholders who are participants in Municipal
     Securities's Dividend reinvestment plan ("DRIP") will receive fractional shares; all other Municipal Securities Stockholders will receive cash in lieu of fractional shares.


     The stated investment objective of each of National Municipal and Municipal Securities is to seek high current income exempt from regular federal income tax. To achieve this objective, Municipal Securities and National Municipal each invest at least 80 percent of their assets, and normally substantially all of their assets, in municipal bonds paying interest that is exempt from regular federal income tax. Municipal Securities invests at least 65 percent of its assets, and normally substantially all of its assets, in investment grade municipal securities. National Municipal invests at least 70 percent of its net assets in investment grade municipal securities and may invest up to 25 percent of its net assets in municipal bonds rated below investment grade. According to the Form N-Q filed by Municipal Securities with the United States Securities and Exchange Commission (the "SEC") on April 2, 2007, for the three-month period ended January 31, 2007, Municipal Securities had over 98 percent of its net assets invested in municipal debt obligations. Municipal Securities's remaining assets were invested in various short-term investments and interest rate swaps. According to the Form N-Q filed by National Municipal with the SEC on March 30, 2007, for the six-month period ended January 31, 2007, National Municipal had over 98 percent of its net assets invested in municipal debt obligations. The remainder of its assets were invested in short-term investments and interest rate swaps.

     In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Municipal Securities relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Municipal Securities and National Municipal:

     (1) The Plan has been duly approved by the Municipal Securities
Stockholders.

     (2) Each of Municipal Securities and National Municipal: (a) is a "fund" (as defined in Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code")); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

     (3) The Adviser will operate the business of Municipal Securities in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, Municipal Securities will conduct its "historic business" (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner.

     (4) Following the Acquisition, National Municipal (a) has no plan or intention to sell or otherwise dispose of any of the asset acquired from Municipal Securities, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC and (b) will continue in the same business as it conducted prior to the Acquisition and will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus.

     (5) The Municipal Securities Stockholders will receive no consideration pursuant to the Acquisition other than National Municipal Shares or cash in lieu of fractional National Municipal Shares. The cash paid in lieu of fractional shares will not exceed 60 percent of the fair market value of the total consideration paid to the Municipal Securities Stockholders for their Municipal Securities Shares.

     (6) The Municipal Securities Stockholders will pay any expenses incurred by them in connection with the Acquisition.

     (7) The liabilities of Municipal Securities to be assumed by National Municipal in the Acquisition have been incurred in the ordinary course of business of Municipal Securities or incurred by Municipal Securities solely and directly in connection with the Acquisition.

     (8) During the five-year period ending at the Effective Time, (a) neither Municipal Securities nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Municipal Securities Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than National Municipal Shares or Municipal Securities Shares, except for Municipal Securities Shares redeemed in the ordinary course of Municipal Securities's business as a closed-end fund, and (b) no distributions will have been made with respect to Municipal Securities Shares, other than normal, regular dividend distributions made pursuant to the Municipal Securities's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

     (9) National Municipal has no plan or intention to issue additional National Municipal Shares following the Acquisition except for National Municipal Shares issued in the ordinary course of its business as a closed-end fund. Neither National Municipal nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it has any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any National Municipal Shares issued to the Municipal Securities Stockholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business.

     (10) During the five-year period ending at the Effective Time, neither National Municipal nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Municipal Securities Shares with consideration other than National Municipal Shares.

     (11) The aggregate value of the acquisitions, redemptions and distributions described by paragraphs 8, 9, and 10 above will not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the aggregate value of all of the equity securities issued by Municipal Securities at the Effective Time.

     (12) There is no plan or intention of the Municipal Securities Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Municipal Securities Shares before the Acquisition to any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Municipal Securities or National Municipal, or (ii) any portion of the National Municipal Shares they receive in the Acquisition to any person "related" (within such meaning) to National Municipal. It is not anticipated that dispositions of those National Municipal Shares at the time of, or soon after, the Acquisition will exceed the usual rate and frequency of dispositions of Municipal Securities Shares as a closed-end fund. It is expected that the percentage of equity interests in Municipal Securities, if any, that will be disposed of as a result of, or at the time of. the Acquisition will be de minimis and that there will be no extraordinary redemptions of Municipal Securities Shares immediately following the Acquisition.

     (13) The fair market value of the Assets of Municipal Securities transferred to National Municipal will equal or exceed the sum of (a) the amount of Liabilities of Municipal Securities assumed by National Municipal, and (b) the amount of Liabilities, if any, to which the transferred Assets are subject.

     (14) There are no pending or threatened claims or assessments that have been asserted by or against Municipal Securities, other than those disclosed and reflected in the net asset value of Municipal Securities.

     (15) There are no unasserted claims or assessments against Municipal Securities that are probable of assertion.

     (16) There is no plan or intention for National Municipal to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

     (17) During the five year period ending at the Effective Time, National Municipal has not directly or indirectly owned any Municipal Securities Shares.

     (18) The fair market value of the National Municipal Shares (and cash in lieu of fractional shares) that each Municipal Securities Stockholder receives will be approximately equal to the fair market value of the Municipal Securities Shares it surrenders in exchange therefor.

     (19) Pursuant to the Acquisition, Municipal Securities will transfer to National Municipal, and National Municipal will acquire, at least 90 percent of the fair market value of the net assets, and at least 70 percent of the fair market value of the gross assets, that Municipal Securities held immediately before the Acquisition. For purposes of the foregoing, any amounts Municipal Securities uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except (a) redemptions in the ordinary course of its business and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as Assets held thereby immediately before the Acquisition.

     (20) There is no intercompany indebtedness between National Municipal and Municipal Securities that was issued or acquired, or will be settled, at a discount.

     (21) The sum of (a) the expenses incurred by Municipal Securities pursuant to the Plan and (b) the Liabilities of Municipal Securities to be assumed by National Municipal in the Acquisition will not exceed 20 percent of the fair market value of the assets of Municipal Securities transferred to National Municipal pursuant to the Acquisition.

                               III. Relevant Law

     A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(2) Likewise, the shareholders of a corporation will not recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.(3)

----------
(2)  Code ss. 361.
(3)  Code ss. 354.


     In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

     Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code
Section 368(a)(2)(F) provides that two or more investment companies, may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

     In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest ("COI") requirement, and the continuity of business enterprise ("COBE") requirement. (4)

----------
(4)  Treas. Reg. ss. 1.368-1(b).


     In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must be preserved."(5) This is accomplished "if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation..."(6) For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.(7)

----------
(5)  Treas. Reg. ss. 1.368-1(e)(1)(i).
(6)  Id.
(7)  Treas. Reg. ss. 1.368-1(e)(3).


     In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test." Under the "historic business test," a taxpayer can establish COBE if it either (i) continues the target's historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business. Under the "historic asset test," a taxpayer can establish asset continuity if it uses a "significant" portion of the target's historic business assets in a business. "Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.(8)

----------
(8)  Treas. Reg. ss. 1.368-1(d)(1)-(3).


     In interpreting the "historic business test" in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.(9)

----------
(9)  Rev. Rul. 87-76, 1987-2 C.B. 84.


     The Acquisition will be a transfer of substantially all of the Assets of Municipal Securities to National Municipal, each of which is a corporation, in exchange solely for National Municipal Shares and cash in lieu of fractional National Municipal Shares, which will then be distributed to the stockholders of Municipal Securities pursuant to the liquidation of Municipal Securities. Therefore, the Acquisition will satisfy the statutory language of Section 368(a)(1)(C) to be treated as a "reorganization."

     Since each of Municipal Securities and National Municipal is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a "reorganization."

     Based upon the representations made above with respect to acquisitions of Municipal Securities Shares by persons "related" to National Municipal, each Municipal Securities Stockholder will receive National Municipal Shares and cash in lieu of fractional shares as a result of the Acquisition. The cash received by the Municipal Securities Stockholders will not exceed 60 percent of the fair market value of the total consideration paid for the Municipal Securities Shares. Therefore, the Acquisition will satisfy the COI requirement.

     Municipal Securities and National Municipal are each historically engaged in the business of investing in the municipal debt obligations. As of the most recent Form N-Q filed by each of Municipal Securities and National Municipal with the SEC, each of these entities had invested over 98 percent of their respective assets in municipal debt obligations. In addition, each of Municipal Securities and National Municipal pursue a strategy that focuses on generating high current income exempt from regular federal income tax.

     Based upon the above, we believe that Municipal Securities and National Municipal are engaged in the same historic business of investing in municipal debt obligations and National Municipal will continue to pursue this historic business after the Acquisition. Therefore, in our view, the Acquisition will satisfy the "historic business test" of the COBE requirement for a "reorganization." Alternatively, since National Municipal has no plan or intention to sell or otherwise dispose of any of the assets acquired from Municipal Securities, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, we believe National Municipal will use the assets acquired from Municipal Securities in its historic business so that National Municipal will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

                                  IV. Opinions

     Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

     (1) The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and National Municipal and Municipal Securities will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) Each Municipal Securities Stockholder will recognize no gain or loss on such stockholder's receipt of National Municipal Shares (including any fractional National Municipal Share to which the stockholder may be entitled) in exchange for the stockholder's Municipal Securities Shares owned by the Municipal Securities Stockholders in connection with the Acquisition.

     (3) Neither Municipal Securities nor National Municipal will recognize any gain or loss upon the transfer by Municipal Securities of all of its Assets to National Municipal solely in exchange for National Municipal Shares (and cash in lieu of fractional shares) and the assumption by National Municipal of the Liabilities pursuant to the Plan or upon the distribution of National Municipal Shares to Municipal Securities Stockholders in exchange for their respective Municipal Securities Fund Shares.

     (4) The holding period and tax basis of the Assets acquired by National Municipal will be the same as the holding period and tax basis that Municipal Securities had in the Assets immediately prior to the Acquisition.

     (5) The aggregate tax basis of National Municipal Shares received in connection with the Acquisition by each Municipal Securities Stockholders (including any fractional National Municipal Share to which the stockholder may be entitled) will be the same as the aggregate tax basis of the Municipal Securities Shares surrendered in exchange therefore decreased by any cash received and increased by any gain recognized on the exchange.

     (6) The holding period of National Municipal Shares received in connection with the Acquisition by each of the Municipal Securities Stockholders (including any fractional National Municipal Share to which the stockholder may be entitled) will include the holding period of the Municipal Securities Shares surrendered in exchange therefor, provided that such Municipal Securities Shares constitute capital assets in the hands of the Municipal Securities Stockholder as of the Closing Date.

     (7) National Municipal will succeed to the capital loss carryovers of Municipal Securities, if any, under Section 381 of the Code, but the use by National Municipal of any such capital loss carryovers (and of any capital loss carryovers of National Municipal) may be subject to limitation under Section 383 of the Code.

     (8) Any gain or loss realized by a Municipal Securities Stockholder upon the sale of a fractional share of the National Municipal to which the stockholder is entitled will be recognized by the Municipal Securities Stockholder and equal to the difference between the amount of cash received and the basis of the fractional share and, provided that the Municipal Securities Shares surrendered constitute capital assets in the hands of the stockholder, will be a capital gain or loss.

     Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                                   Very truly yours,


                                                   /s/ Seward & Kissel LLP
                                                   -----------------------
                                                       Seward & Kissel LLP